Exhibit 99.1

For Immediate Release

November 12, 2003

Delco Remy International Announces Third Quarter Operating Results

Anderson, Indiana, November 12, 2003 /PRNewswire/—Delco Remy International, Inc., a leading worldwide manufacturer and remanufacturer of automotive electrical and drivetrain/powertrain products, today announced its financial performance for the third quarter and nine months ended September 30, 2003.

In the third quarter of 2003, the Company reported Net Sales of $263.5 million and Operating Income of $22.2 million. Compared to the third quarter of 2002, this represents a Sales increase of $5.7 million, or 2.2 percent, and Operating Income improvement of $3.1 million, or 16.2 percent. Operating Income in the third quarter of 2003 included a $2.7 million restructuring charge.

For the nine months ended September 30, 2003, Net Sales of $792.2 million increased $15.7 million, or 2.0 percent, over the comparable period of 2002. For the first nine months of 2003, Operating Income of $20.6 million includes a $47.3 million restructuring charge, compared with Operating Income of $65.3 million in 2002, which included a $4.4 million post-employment benefit curtailment gain.

Commenting on these results, Thomas J. Snyder, President and CEO stated: “In the third quarter the Company continued the solid progress reported in the second quarter as we realize the benefits of our cost reduction and restructuring actions. Competitive wins in the marketplace generated year over year sales growth, offsetting continued general market softness.”

Performance Highlights:

Sales in the third quarter of 2003 and nine months ended September 30, 2003 increased, as compared to the prior year, primarily due to new business in the Automotive OE and Electrical Aftermarket and the favorable impact of foreign currency exchange, which more than offset lower industry volume.

Gross Profit in the third quarter of 2003 increased 12.0 percent, or $5.3 million, from the comparable period of 2002 due to sales growth and the realization of benefits from the cost reduction and restructuring actions. These improvements more than offset the adverse effects of new program launch costs and unfavorable product mix.

Cash provided by operating activities was $16.3 million in the third quarter of 2003 compared with $3.7 million in the third quarter of 2002. This improvement reflected higher operating income net of non-cash charges and reduced accounts receivable and inventory during the quarter. Cash used in operating activities of $11.9 million in the first nine months of 2003 was driven primarily by an increase in working capital and restructuring payments.

Other Items:

On October 3, 2003, the Company amended its senior credit facility. The amended facility consists of a $60 million term loan facility and a $190 million secured, asset based revolving credit facility. Proceeds from the term loan were used to reduce the outstanding debt under the prior revolving credit facility, thereby increasing the Company’s total borrowing capacity under its amended senior credit facility by approximately $60 million.

Commenting on the outlook for the fourth quarter, Snyder said, “Due to normal seasonality, sales and income will be lower on a sequential basis. However, with the ongoing cost benefits of the restructuring actions, the significant year over year improvement noted in the last two quarters will continue into the fourth quarter of 2003.”

Third Quarter Conference Call:

Delco Remy’s executive management team will conduct a live conference call on Wednesday, November 12, 2003 at 10:00 a.m. Eastern Standard Time to discuss additional details regarding the Company’s performance for the third quarter and the outlook for 2003. The call may be accessed by dialing 888-428-4472 ten minutes prior to the start of the presentation. A replay of the conference call will be archived for two weeks, and may be accessed by dialing 800-475-6701 (USA), 320-365-3844 (International), Access Code 705096.

About Delco Remy:

Delco Remy International, Inc., headquartered in Anderson, Indiana, is a leading designer, manufacturer, remanufacturer and distributor of electrical, drivetrain/powertrain and related products and core exchange service for automobiles and light trucks, medium- and heavy-duty trucks and other heavy-duty off-road and industrial applications. It was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy division, which traces its roots to Remy Electric, founded in 1896.

Caution Regarding Forward-Looking Statements:

Statements in this press announcement, which are not historical, are forward-looking statements that involve certain risks and uncertainties, including, but not limited to risks associated with the uncertainty of future financial results, acquisitions, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of economic conditions, and other uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Investor Relations:	David E. Stoll	765-778-6523
	Keri Webb	765-778-6602
Delco Remy Web Site:	http://www.delcoremy.com

DELCO REMY INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In millions)

	Three Month Period Ended September 30		Nine Month Period Ended September 30
	2003	2002	2003	2002
Net sales	$263.5	$257.8	$792.2	$776.5
Cost of goods sold	214.2	213.8	648.5	643.3

Gross profit	49.3	44.0	143.7	133.2
Selling, general and administrative expenses	24.4	24.9	75.8	72.3
Restructuring charges (credits)	2.7	—	47.3	(4.4)

Operating income	22.2	19.1	20.6	65.3
Interest expense	(15.5)	(12.9)	(46.4)	(42.2)

Income (loss) from continuing operations before income taxes, minority interest, loss from unconsolidated joint ventures and cumulative effect of change in accounting principle	6.7	6.2	(25.8)	23.1
Income tax expense	1.9	2.2	12.1	8.1
Minority interest	(1.5)	(1.3)	(2.2)	(4.8)
Loss from unconsolidated joint ventures	(0.2)	(1.2)	(5.9)	(2.7)

Net income (loss) from continuing operations before cumulative effect of change in accounting principle	3.1	1.5	(46.0)	7.5
Discontinued operations:
Loss from discontinued operations, net of tax	(0.4)	(12.6)	(4.9)	(22.2)
Gain (loss) on disposal of businesses, net of tax	—	(3.5)	2.4	(26.5)

Net loss from discontinued operations	(0.4)	(16.1)	(2.5)	(48.7)
Cumulative effect of change in accounting principle, net	—	—	—	(74.2)

Net income (loss)	2.7	(14.6)	(48.5)	(115.4)
Accretion for redemption of preferred stock	8.5	7.4	24.4	21.8

Net loss attributable to common stockholders	$(5.8)	$(22.0)	$(72.9)	$(137.2)

EBITDA:
Income (loss) before tax	$6.7	$6.2	$(25.8)	$23.1
Interest expense	15.5	12.9	46.4	42.2
Depreciation and amortization	5.3	6.8	18.1	19.9
Restructuring charges (credits)	2.7	—	47.3	(4.4)

EBITDA	$30.2	$25.9	$86.0	$80.8

EBITDA is not a measure of performance under accounting principles generally accepted in the United States (GAAP). The Company believes EBITDA is a meaningful measure of performance that is commonly utilized in the industry to analyze operating performance, liquidity and entity valuation. EBITDA should not be construed as income from operations, net income or net cash flow from operating activities as determined by GAAP.

DELCO REMY INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30 2003	December 31 2002
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$12.0	$12.4
Trade accounts receivable, net	164.3	143.0
Inventories	303.8	281.0
Assets of discontinued operations	—	40.5
Other current assets	42.7	41.3

Total Current Assets	522.8	518.2

Property and equipment, net	129.0	157.0
Goodwill, net	121.4	119.0
Deferred financing costs	14.3	17.3
Other assets	37.4	41.3

Total Assets	$824.9	$852.8

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$137.6	$138.5
Accrued restructuring charges	12.1	5.2
Other accrued liabilities	97.7	75.2
Liabilities of discontinued operations	—	17.2
Short-term debt	35.8	30.2

Total Current Liabilities	283.2	266.3
Long-term debt	598.7	596.4
Accrued restructuring charges	7.7	4.7
Other noncurrent liabilities	44.7	50.2

Minority interest in subsidiaries	20.3	17.8
Redeemable preferred stock	298.5	274.1

Stockholders’ Deficit	(428.2)	(356.7)

Total Liabilities and Stockholders’ Deficit	$824.9	$852.8

DELCO REMY INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Nine Months Ended September 30
	2003	2002
Operating activities:
Net loss attributable to common stockholders	$(72.9)	$(137.2)
Adjustments to reconcile net loss attributable to common stockholders to net cash (used in) provided by operating activities:
Cumulative effect of change in accounting principle	—	74.2
Loss from discontinued operations	4.9	22.2
Loss (gain) on disposal of businesses	(2.4)	26.5
Depreciation and amortization	18.1	19.9
Accretion for redemption of preferred stock	24.4	21.8
Change in net working capital, net of acquisitions and restructuring charges	(24.6)	(8.9)
Restructuring charges (credits)	47.3	(4.4)
Cash payments for restructuring charges	(14.4)	(13.8)
Other, net	7.7	9.1

Net cash (used in) provided by operating activities of continuing operations	(11.9)	9.4
Investing activities:
Acquisitions, net of cash acquired	(9.6)	(13.9)
Net proceeds on sale of businesses	27.9	—
Purchases of property and equipment	(15.0)	(13.5)
Investments in joint ventures	—	(3.0)

Net cash provided by (used in) investing activities of continuing operations	3.3	(30.4)
Financing activities:
Net borrowings under revolving line of credit and other	11.1	37.9
Deferred financing costs	—	(8.0)
Distributions to minority interests	—	(1.8)

Net cash provided by financing activities of continuing operations	11.1	28.1
Effect of exchange rate changes on cash	0.4	1.3
Cash flows of discontinued operations	(3.3)	(20.4)

Net decrease in cash and cash equivalents	(0.4)	(12.0)
Cash and cash equivalents at beginning of period	12.4	22.6

Cash and cash equivalents at end of period	$12.0	$10.6